Exhibit 99.1

TripAdvisor Reports Third Quarter 2015 Financial Results

NEEDHAM, MA, November 5, 2015 — TripAdvisor, Inc. (NASDAQ: TRIP) today announced financial results for the third quarter ended September 30, 2015.

•	Total revenue increased 17% (approximately 25% on a constant currency basis) to $415 million, compared to $354 million for the third quarter of 2014.
•

GAAP net income was $74 million, or $0.51 per diluted share, compared to $54 million, or $0.37 per diluted share, for the third quarter of 2014. Non-GAAP net income was $78 million, or $0.53 per diluted share, compared to $71 million, or $0.48 per diluted share, for the third quarter of 2014.

•	Adjusted EBITDA increased 9% (and increased approximately 26% on a constant currency basis) to $130 million, compared to $119 million for the third quarter of 2014.
•

Subsequent to the end of the quarter, TripAdvisor announced instant booking partnerships with Wyndham Hotel Group, the world’s largest hotel company, and The Priceline Group, the largest online travel agent in the world, to power hotel bookings on the TripAdvisor platform.

“We are focused on evolving our products to enable more users to not only plan and compare but also book on TripAdvisor,” said Steve Kaufer, President and CEO of TripAdvisor. “While still in the early days of this evolution, we continue to make tremendous strides toward our long-term growth objectives and are helping more and more travelers around the world book the best trip.”

Third Quarter 2015 Financial Highlights

Total revenue increased 17% to $415 million, compared to $354 million for the third quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, total revenue would have increased by approximately 25% compared to the third quarter of 2014.

•

Click-based advertising revenue (“CPC revenue”) increased 6% to $261 million, and represented 63% of total revenue, compared to 70% for the third quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, CPC revenue would have increased by approximately 14% compared to the third quarter of 2014.

•	Display-based advertising revenue increased 20% to $42 million, and represented 10% of total revenue, compared to 10% for the third quarter of 2014.
•	Subscription, transaction and other revenue increased 56% to $112 million, and represented 27% of total revenue, compared to 20% for the third quarter of 2014.

North America revenue increased 24% to $219 million, and represented 53% of total revenue, compared to 50% for the third quarter of 2014. Europe, Middle East and Africa revenue increased 13% to $135 million, and represented 33% of total revenue, compared to 34% for the third quarter of 2014. Asia-Pacific revenue was flat at $43 million, and represented 10% of total revenue, compared to 12% for the third quarter of 2014. Latin America revenue increased 13% to $18 million, and represented 4% of total revenue, compared to 5% for the third quarter of 2014. International revenue (total revenue excluding-U.S. revenue) was 49% of total revenue during the third quarter of 2015, compared to 53% for the third quarter of 2014.

GAAP net income was $74 million, or $0.51 per diluted share, compared to GAAP net income of $54 million, or $0.37 per diluted share, for the third quarter of 2014. Non-GAAP net income for the third quarter of 2015 was $78 million, or $0.53 per diluted share, compared to non-GAAP net income of $71 million, or $0.48 per diluted share, for the third quarter of 2014. GAAP net income included a $17 million gain from the sale of one of our Chinese subsidiaries. This gain on sale was not included in our non-GAAP net income as it is not considered indicative of our ongoing operational results.

Adjusted EBITDA increased 9% to $130 million, for an Adjusted EBITDA margin of 31%, compared to Adjusted EBITDA of $119 million and Adjusted EBITDA margin of 34% for the third quarter of 2014. Excluding the impact of year-over-year changes in foreign exchange rates, Adjusted EBITDA would have increased by approximately 26% compared to the third quarter of 2014.

Cash flow from operating activities for the third quarter 2015 was $8 million, a decrease of $50 million, or 86%, year-over-year. This was driven primarily by the timing of customer receipts, income tax payments, vendor payments and merchant payables and an increase in net income and non-cash items.

As of September 30, 2015, cash and cash equivalents and short and long-term marketable securities were $730 million, up $136 million since December 31, 2014.

As of September 30, 2015, TripAdvisor had approximately 3,000 employees, up from approximately 2,700 at September 30, 2014.

Segment Information

Hotel segment revenue increased 8% to $340 million compared to the third quarter of 2014, and represented 82% of total revenue. Excluding the impact of year-over-year changes in foreign exchange rates, hotel segment revenue would have increased by approximately 15%. Hotel segment Adjusted EBITDA increased 3% to $121 million, for an Adjusted EBITDA margin of 36%. Other segment revenue increased 92% to $75 million, and represented 18% of total revenue. Growth in our Other segment revenue was driven primarily by acquisitions in our attractions and restaurants businesses. Other segment Adjusted EBITDA increased 800% to $9 million, for an Adjusted EBITDA margin of 12%.

In our earnings release and the related conference call or webcast, we may use or discuss such items as: non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, certain non-GAAP operating expenses, free cash flow, non-GAAP revenue before effects of foreign exchange, non-GAAP CPC revenue before effects of foreign exchange, non-GAAP hotel segment revenue before effects of foreign exchange, and Adjusted EBITDA before effects of foreign exchange, which are defined as non-GAAP financial measures by the U.S. Securities and Exchange Commission, or SEC. Please refer to “Non-GAAP Financial Measures” section for definitions of these non-GAAP financial measures as well as the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Recent Business Highlights

●	TripAdvisor reached 350 million average monthly unique visitors, an increase of 23% year-over-year.
●

TripAdvisor has 290 million reviews and opinions on 5.3 million places to stay, places to eat and things to do – including 950,000 hotels and accommodations and 740,000 vacation rentals, 3.0 million restaurants and 590,000 attractions around the world. Travelers are adding content at an accelerated rate of more than 190 contributions per minute.

●

TripAdvisor mobile presence reached 230 million app downloads, which contributed to 33% registered member growth year-over-year. TripAdvisor now has more than 90 million marketable members around the globe.

●

TripAdvisor launched instant booking feature to users on all devices in the U.S. and U.K. and, subsequent to the end of the quarter, TripAdvisor entered partnerships with Wyndham Hotel Group and The Priceline Group. These partnerships will help users seamlessly book global hotel inventory on TripAdvisor.

Conference Call

TripAdvisor will host a conference call today, November 5, 2015 at 4:30 p.m., Eastern Time, to discuss TripAdvisor’s Third Quarter 2015 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the passcode 44518837) until November 12, 2015 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

About TripAdvisor
TripAdvisor® is the world's largest travel site**, enabling travelers to plan and book the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 350* million unique monthly visitors, and more than 290 million reviews and opinions covering 5.3 million accommodations, restaurants and attractions. The sites operate in 47 countries worldwide.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 23 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com, www.iens.nl, www.besttables.com and www.dimmi.com.au), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com and www.virtualtourist.com.

* Source: TripAdvisor log files, average monthly unique users, Q3 2015

** Source: comScore Media Metrix for TripAdvisor Sites, worldwide, July 2015

© 2015 TripAdvisor, Inc. All rights reserved.

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

Unaudited Consolidated Statements of Operations

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenue	$415	$405	$354	$1,183	$958

Costs and expenses:
Cost of revenue	16	16	11	46	28
Selling and marketing (1)	197	192	159	546	387
Technology and content (1)	54	50	46	152	125
General and administrative (1)	37	44	36	114	94
Depreciation	13	15	12	42	33
Amortization of intangible assets	10	9	6	26	11
Total costs and expenses	327	326	270	926	678
Operating income	88	79	84	257	280
Other income (expense), net	10	3	(9)	8	(13)
Income before income taxes	98	82	75	265	267
Provision for income taxes	(24)	(24)	(21)	(70)	(77)
Net income	$74	$58	$54	$195	$190

Earnings per share attributable to common stockholders:
Basic	$0.51	$0.40	$0.38	$1.35	$1.33
Diluted	$0.51	$0.40	$0.37	$1.34	$1.30

Weighted average common shares outstanding:
Basic	144	144	143	144	143
Diluted	146	146	146	146	146

(1) Includes stock-based compensation expense as follows:

Selling and marketing	$4	$4	$4	$12	$10
Technology and content	$8	$7	$7	$20	$19
General and administrative	$7	$7	$6	$20	$17

TripAdvisor, Inc.

Unaudited Consolidated Balance Sheets

(in millions, except number of shares and per share amounts)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$567	$455
Short-term marketable securities	119	108
Accounts receivable, net of allowance for doubtful accounts of $8 and $7 at September 30, 2015 and December 31, 2014, respectively	224	151
Prepaid expenses and other current assets	33	33
Total current assets	943	747
Long-term marketable securities	44	31
Property and equipment, net	247	195
Intangible assets, net	186	214
Goodwill	735	734
Other long-term assets	43	37
TOTAL ASSETS	$2,198	$1,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17	$19
Deferred merchant payables	142	93
Deferred revenue	67	57
Current portion of debt	1	78
Taxes payable	-	20
Accrued expenses and other current liabilities	129	114
Total current liabilities	356	381
Deferred income taxes, net	42	39
Other long-term liabilities	187	154
Long-term debt	287	259
Total Liabilities	872	833

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares: 100,000,000	-	-
Shares issued and outstanding: 0 and 0
Common stock, $0.001 par value	-	-
Authorized shares: 1,600,000,000
Shares issued: 133,562,301 and 132,315,465
Shares outstanding: 131,368,128 and 130,121,292
Class B common stock, $0.001 par value	-	-
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	707	673
Retained earnings	823	628
Accumulated other comprehensive income (loss)	(59)	(31)
Treasury stock-common stock, at cost, 2,194,173 and 2,194,173 shares	(145)	(145)
Total Stockholders’ Equity	1,326	1,125
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,198	$1,958

TripAdvisor, Inc.

Unaudited Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Operating activities:
Net income	$74	$58	$54	$195	$190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including amortization of internal-use software and website development	13	15	12	42	33
Amortization of intangible assets	10	9	6	26	11
Stock-based compensation expense	19	18	17	52	46
Gain on sale of business	(17)	-	-	(17)	-
Deferred tax expense (benefit)	(5)	6	(5)	3	(8)
Excess tax benefits from stock-based compensation	(2)	(23)	(6)	(32)	(20)
Other, net	7	(3)	9	7	13
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:	(91)	120	(29)	31	61
Net cash provided by operating activities	8	200	58	307	326

Investing activities:
Capital expenditures, including internal-use software and website development	(39)	(23)	(13)	(93)	(55)
Acquisitions, net of cash acquired	-	(24)	(132)	(29)	(284)
Proceeds from sale of business, net of cash sold	22	-	-	22	-
Purchases of marketable securities	(58)	(60)	-	(150)	(219)
Sales of marketable securities	27	21	1	72	325
Maturities of marketable securities	30	13	9	52	88
Net cash used in investing activities	(18)	(73)	(135)	(126)	(145)

Financing activities:
Proceeds from Chinese credit facilities	-	2	3	4	11
Payments to Chinese credit facilities	-	(41)	-	(41)	(3)
Principal payments on term loan	-	(290)	(10)	(300)	(30)
Proceeds from revolving credit facility, net of financing costs	-	287	-	287	-
Proceeds from exercise of stock options	-	1	-	10	2
Payment of minimum withholding taxes on net share settlements of equity awards	(3)	(49)	(9)	(66)	(32)
Excess tax benefits from stock-based compensation	2	23	6	32	20
Proceeds from lease incentives related to construction financing obligation on build to suit lease	-	9	-	12	-
Other financing activities, net	1	-	(1)	1	(3)
Net cash used in financing activities	-	(58)	(11)	(61)	(35)
Effect of exchange rate changes on cash and cash equivalents	(6)	9	(8)	(8)	(6)
Net (decrease) increase in cash and cash equivalents	(16)	78	(96)	112	140
Cash and cash equivalents at beginning of period	583	505	587	455	351
Cash and cash equivalents at end of period	$567	$583	$491	$567	$491

TripAdvisor, Inc.

Segment Information

(in millions)

(Unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	Q / Q Growth	Y / Y Growth
REVENUE:
Hotel	$340	$343	$315	(1)%	8%
Other	75	62	39	21%	92%
Total revenue	$415	$405	$354	2%	17%
Adjusted EBITDA (1):
Hotel	$121	$125	$118	(3)%	3%
Other	9	(2)	1	550%	800%
Total Adjusted EBITDA	$130	$123	$119	6%	9%
Adjusted EBITDA Margin (1):
Hotel	36%	36%	37%
Other	12%	(3)%	3%

	Nine Months Ended
	September 30, 2015	September 30, 2014	YTD / YTD Growth
REVENUE:
Hotel	$1,003	$884	13%
Other	180	74	143%
Total revenue	$1,183	$958	23%
Adjusted EBITDA (1):
Hotel	$377	$372	1%
Other	2	(2)	200%
Total Adjusted EBITDA	$379	$370	2%
Adjusted EBITDA Margin (1):
Hotel	38%	42%
Other	1%	(3)%

(1)	See definitions and discussion of Adjusted EBITDA and Adjusted EBITDA margin in our non-GAAP measures discussion below.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements, which are prepared and presented in GAAP in our press release and related conference call or webcast, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. We use the following non-GAAP measures: non-GAAP selling and marketing expense, non-GAAP technology and content expense, non-GAAP general and administrative expense, non-GAAP net income, non-GAAP diluted shares, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, non-GAAP revenue before effects of foreign exchange, non-GAAP CPC revenue before effects of foreign exchange, non-GAAP hotel segment revenue before effects of foreign exchange, and Adjusted EBITDA before effects of foreign exchange.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare TripAdvisor’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

We define our non-GAAP financial measures as below:

TripAdvisor defines “non-GAAP Selling and Marketing” and “non-GAAP Technology and Content” as GAAP Selling and Marketing and GAAP Technology and Content, respectively, before stock-based compensation expense. TripAdvisor defines “non-GAAP General and Administrative” expenses as GAAP General and Administrative expenses, respectively, before stock-based compensation expense and other non-recurring expenses.

TripAdvisor defines “non-GAAP net income” as GAAP net income excluding, net of their related tax effects: (1) stock-based compensation expense; (2) amortization of intangible assets; (3) certain gains, losses, and other expenses that we do not believe are indicative of our ongoing operating results and (4) other non-recurring expenses. Non-GAAP net income generally captures all items on the statements of operations that occur in normal course of operations that have been, or ultimately will be, settled in cash, except for depreciation, which management believes is an ongoing cost of doing business.

TripAdvisor defines “non-GAAP net income per diluted share” as non-GAAP net income divided by non-GAAP diluted shares, which includes dilution from options per the treasury stock method and includes all weighted average shares relating to RSUs in shares outstanding for Non-GAAP net income per diluted share.

TripAdvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision for income taxes; (2) other income (expense), net; (3) depreciation of property and equipment, including amortization of internal use software and website development; (4) amortization of intangible assets; (5) stock-based compensation and other stock-settled obligations; (6) goodwill, long-lived assets and intangible asset impairments; and (7)  other non-recurring expenses. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. We believe that by excluding certain non-cash expenses, such as stock-based compensation, stock-settled obligations, asset impairments, and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash that operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenue.

TripAdvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including capitalization of internal-use software development costs. We believe this financial measure can provide useful supplemental information to help investors better understand underlying trends in our business.

TripAdvisor calculates our foreign exchange effect of revenue or, “non-GAAP revenue before effects of foreign exchange”, “non-GAAP CPC revenue before effects of foreign exchange” and “non-GAAP hotel segment before effects of foreign exchange” on a constant currency basis, by excluding the effects of foreign exchange on revenue by translating actual revenue for the current year three months ended using the prior year's quarterly average exchange rates for our settlement currencies other than the U.S. dollar. We believe this is a useful metric that facilitates comparison to our historical performance.

TripAdvisor calculates our foreign exchange effect of Adjusted EBITDA or, “Adjusted EBITDA before effects of foreign exchange,” on a constant currency basis, by excluding the effects of foreign exchange by translating all amounts included in Adjusted EBITDA for the current year three months ended using the prior year's quarterly average exchange rates for our settlement currencies other than the U.S. dollar. We believe this is a useful metric that facilitates comparison to our historical performance.

Pursuant to the requirements of Regulation G, we present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except share amounts which are reflected in thousands and per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Non-GAAP operating expenses:
GAAP Selling and marketing	$197	$192	$159	$546	$387
Subtract: Stock-based compensation expense	4	4	4	12	10
Non-GAAP Selling and marketing	$193	$188	$155	$534	$377

GAAP Technology and content	$54	$50	$46	$152	$125
Subtract: Stock-based compensation expense	8	7	7	20	19
Non-GAAP Technology and content	$46	$43	$39	$132	$106

GAAP General and administrative	$37	$44	$36	$114	$94
Subtract: Stock-based compensation expense and other non-recurring expenses	7	9	6	22	17
Non-GAAP General and administrative	$30	$35	$30	$92	$77

Non-GAAP net income and net income per share:
GAAP net income	$74	$58	$54	$195	$190
Add: Stock based compensation expense	19	18	17	52	46
Add: Amortization of intangible assets	10	9	6	26	11
Add: Other non-recurring expenses	-	2	-	2	-
Subtract: Gain on sale of business	17	-	-	17	-
Subtract: Income tax effect of Non-GAAP adjustments (1)	8	8	6	23	15
Non-GAAP net income	$78	$79	$71	$235	$232

GAAP diluted shares	145,828	145,959	146,071	145,886	145,839
Add: Additional restricted stock units	1,327	1,335	984	1,286	955
Non-GAAP diluted shares	147,155	147,294	147,055	147,172	146,794

GAAP net income per diluted share	$0.51	$0.40	$0.37	$1.34	$1.30
Non-GAAP net income per diluted share	0.53	0.54	0.48	1.60	1.58

Adjusted EBITDA:
Net Income	$74	$58	$54	$195	$190
Add: Provision for income taxes	24	24	21	70	77
Add: Other (income) expense, net	(10)	(3)	9	(8)	13
Add: Depreciation and amortization of intangible assets	23	24	18	68	44
Add: Stock-based compensation	19	18	17	52	46
Add: Other non-recurring expenses	-	2	-	2	-
Adjusted EBITDA	$130	$123	$119	$379	$370

Divide by:
Revenue	$415	$405	$354	$1,183	$958
Adjusted EBITDA margin	31%	30%	34%	32%	39%

Free Cash Flow:
Net cash provided by operating activities	$8	$200	$58	$307	$326
Subtract: Capital expenditures	39	23	13	93	55
Free cash flow	$(31)	$177	$45	$214	$271

Revenue Before Effects of Foreign Exchange:
Total Revenue	$415
Effects of foreign exchange	27
Non-GAAP revenue before effects of foreign exchange	$442
Year/Year Growth (2)	25%
CPC Revenue Before Effects of Foreign Exchange:
CPC revenue	$261
Effects of foreign exchange	21
Non-GAAP CPC revenue before effects of foreign exchange	$282
Year/Year Growth (2)	14%
Hotel Segment Revenue Before Effects of Foreign Exchange:
Total hotel segment revenue	$340
Effects of foreign exchange	21
Non-GAAP hotel segment revenue before effects of foreign exchange	$361
Year/Year Growth (2)	15%
Adjusted EBITDA Before Effects of Foreign Exchange:
Adjusted EBITDA	$130
Effects of foreign exchange	20
Adjusted EBITDA before effects of foreign exchange	$150
Year/Year Growth (2)	26%

(1)	Represents the reduction in the income tax benefit recorded for all periods presented based on our effective tax rate, adjusted for non-GAAP items.
(2)

Represents constant currency growth, as a percentage, which is calculated by determining the increase in current quarter revenues and Adjusted EBITDA over prior period revenues and Adjusted EBITDA, where current quarter figures are translated using prior period exchange rates.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, and the Company’s prospects as a comprehensive destination for hotels, attractions, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

(781) 800.7848

ir@tripadvisor.com

Media

(781) 800.5061

uspr@tripadvisor.com